UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
(Amendment No. 1)
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): December 24, 2014

HOMESTREET, INC.
(Exact name of registrant as specified in its charter)

Washington	001-35424	91-0186600
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
601 Union Street, Ste. 2000, Seattle, WA 98101
(Address of principal executive offices) (Zip Code)
(206) 623-3050
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note: As previously disclosed in the Current Report on Form 8-K filed on December 31, 2014 (the “Original Form 8-K”), HomeStreet, Inc. entered into an amendment to the lease agreement for the office space used for HomeStreet’s headquarters. This Form 8-K/A amends Item 1.01 of the Original Form 8-K referred to above to delete the approximate average annual base rent payment as disclosed in the Original Form 8-K, add the total aggregate base rent, clarify that the remaining lease term from January 1, 2015 to December 31, 2027 is 13 years and disclose that there are conditions to which the available tenant improvements allowances are subject. No other changes were made to the Original Form 8-K.

Item 1.01	Entry into a Material Definitive Agreement

On December 24, 2014, HomeStreet Bank, the wholly owned and principal operating subsidiary of HomeStreet, Inc. (“HomeStreet”) entered into an amendment to an office space lease with Union Square Limited Liability Company for HomeStreet’s headquarters at Two Union Square, 601 Union St, Seattle Washington 98101 (the “Lease Amendment”). Pursuant to the Lease Amendment, HomeStreet’s office space under the lease will decrease from 145,150 rentable square feet to 141,784 rentable square feet as of January 1, 2015, and the term of the lease will be extended from December 31, 2017 to December 31, 2027. The base rent payments associated with the amended lease over the remaining 13 years of the term, beginning January 1, 2015, are estimated to be $64.75 million in the aggregate. In addition, following the execution of the Lease Amendment, HomeStreet has a remaining tenant improvement allowance of $128,661.51 carried over from previous lease amendments and allows for, subject to conditions set forth in the Lease Amendment, an additional $7.329 million in new tenant improvement allowances.

The Lease Amendment also grants HomeStreet bank tenant exclusivity, a right of first offer and first refusal for new space, signage rights and ATM placement rights at Two Union Square. HomeStreet also has the option to extend the term of the lease for and additional five year term with a minimum 1 year advance notice prior to the expiration of the Term.

A copy of the Lease Amendment will be filed with the Securities and Exchange Commission as an exhibit to our Annual Report on Form 10-K for the fiscal year ending December 31, 2014.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: January 7, 2015.

HomeStreet, Inc.

By:	/s/ Godfrey B. Evans
Godfrey B. Evans
Executive Vice President, Chief Administrative
Officer, General Counsel and Corporate
Secretary